SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2000

                        STAMPEDE WORLDWIDE, INC.
          (Exact name of registrant as specified in its charter)

Florida                         0-31465               58-2235301
(State or other jurisdiction  (Commission           (IRS Employer
of incorporation)            File Number)         Identification No.)

3910 Riga Boulevard, Tampa, Florida                  33619-1344
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (813) 630-2762

Item 5.  Other Events

The Company's Board of Directors, on November 13, 2000, approved a share combination (reverse stock split) in a ratio of one new share for each five shares of common stock issued and outstanding. On the date of the board's action, the Company had 100,000,000 shares of common stock issued and outstanding, comprising all of the Company's common shares authorized under its Articles of Incorporation. The share combination will be effective at 5:00 Eastern Standard Time on Monday, November 20, 2000. After that time, the Company's issued and outstanding common shares will be 20,000,000 shares. The par value of each common share will remain the same and be unaffected by the share combination. Accordingly, an amendment to the Articles of Incorporation is not required, nor is stockholder approval. The action makes available 80,000,000 shares of authorized but unissued common stock to use for the Company's capital needs. Fractional shares resulting from the share combination will not be redeemed for cash.

The reasons for this action are two fold: First, the Company requires additional common stock available for sale to fund its business plan; and, second, the Company believes, based upon professional advice, that its plan to achieve NASDAQ or exchange listing will be thwarted by the difficulty in building its per share market price to the required minimum level with the number of share the Company has outstanding prior to the share combination. With respect to the first reason, the time required by the process of soliciting proxies for a stockholders' meeting seeking approval of a charter amendment increasing the number of authorized common shares would exceed the time frame in which the Company requires additional equity capital. Evaluation of current market place multiples and forecasted earnings per share, which depend upon additional capital expenditures, indicate the Company would be unlikely to reach a stock price qualifying for a NASDAQ or exchange listing.

Stockholders are not required to, but may, submit their certificates to the transfer agent in exchange for a new certificate. The existing stock certificates will remain valid, albeit for one-fifth the number of shares shown on their face. The transfer agent will charge its customary fee for each certificate exchanged. The CUSIP Number for the new certificates will be 852843200.

The Company has been offering a convertible preferred stock as a means of raising additional capital. The uncertainty of whether the Company would have common shares available into which to convert the preferred stock appears to make the convertible preferred stock unattractive to many private investors. The Company has raised $100,000 through the private sale of the convertible preferred stock in a four week period. The convertible preferred stock is convertible one year from issue date by dividing the par value by the greater of one-half of the then public market price for the Company's common stock or $.75.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stampede Worldwide, Inc.

By:  /s/ John V. Whitman, Jr.
       John V. Whitman, Jr., Chief Executive Officer

Date:  November 13, 2000